Exhibit 16.1
October 25, 2006
U.S. Securities and Exchange Commission
100 F Street NE
Washington D.C. 20549
Dear Sir/Madam:
We have read the statements set forth by InferX Corporation (formerly, Black Nickel Acquisition Corp. I) (the “Company”) in Item 4.01 regarding the dismissal of Raich Ende Malter & Co. LLP on October 25, 2006, as the Company’s independent auditors, which statements are being filed with the U.S. Securities and Exchange Commission in the Company’s current report on Form 8-K, and we are in agreement with the statements contained therein.
Very truly yours,
RAICH ENDE MALTER & CO. LLP
/mj